Exhibit 10.3

QS ENERGY WEBSITE UPDATES

SOURCE: Recent Updates page located at https://www.qsenergy.com/updates

LATEST UPDATES AND INFORMATION

Cautionary Statement: Some of the statements on this web page may constitute forward-looking statements under federal securities laws. Please visit the following link for our complete cautionary forward-looking statement: https://www.qsenergy.com/site-info/disclaimer. You should read all updates and press releases in the context of our SEC filings, including our Form 10-K filing of March 30, 2020, which can be accessed on our website and at https://ir.qsenergy.com/annual-reports. All updates on this web page are intended as general summaries, current as-of the referenced date. COVID-19 has both directly and indirectly impacted our supply chain and our ability to obtain working capital. It remains unclear what continued impact COVID-19 may have on our ability to test at the demonstration project site. The Company will need to raise additional capital to fund continued operations and testing at the demonstration site. We can provide no assurances that such funding will be available to us, or that any such funding would be at acceptable terms. For full context, we urge you to read all referenced updates and press releases. Nothing contained herein constitutes an offer to sell, nor a solicitation to buy, our securities.

June 18, 2020: AOT Demonstration Project Brief Update

Please read this and all website updates in context with the Cautionary Statement above.

Modified AOT Installation of the modified AOT grid pack and blind flange assembly has commenced. As noted in yesterday’s update, the equipment arrived at the demonstration site on Tuesday, June 16th. Our pipeline partner installed the grid pack and blind flange assembly this afternoon, June 18th, overseen by Christopher Gallagher and Shannon Rasmussen of QS Energy. During the assembly and pre-installation procedure, our engineers conducted a series of high voltage impedance tests to verify both electrical continuity and the impedance of the assembled grid pack and blind flange. These tests showed that the system continues to test at high levels of impedance indicating the new insulating materials are performing as expected, consistent with earlier tests on the newly modified design described in the June 17, 2020 update.

Early next week, our pipeline partner is scheduled to complete the electrical hookup and install additional SCADA (system control and data acquisition) equipment at the site. Based on our most recent schedule, we plan to complete installation, start-up testing and commissioning next week (see the June 17, 2020 update for a description the startup and commissioning test cycle). Assuming successful commissioning, demonstration AOT test operations should begin by the end of next week, or shortly thereafter.

We look forward to providing you with status updates in near future.

June 17, 2020: AOT Demonstration Project Update

Please read this and all website updates in context with the Cautionary Statement above.

After successfully working through a series of supply chain disruptions caused by COVID-19, our vendors and our engineering team worked overtime to complete repairs and modifications to our AOT demonstration unit with minimal impact on our schedule. Modifications to the AOT grid pack and blind flange assembly were completed over the weekend. The equipment was carefully packed and shipped from Houston on Monday and arrived at the demonstration site yesterday, Tuesday June 16th. Our engineers will be on site this week to oversee final preparation and installation of the equipment which, barring weather or other unforeseen delays, should be completed by the end of the week.

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Prior to shipping the equipment, our engineers conducted high voltage impedance testing on the grid pack, the blind flange, and the assembly to verify that the modified design and new insulating materials are performing as expected. All tests yielded good results with higher insulation values recorded than those measured in previous tests. We believe this is the result of the reliability engineering changes that were implemented during the rebuild process.

Tests performed prior to shipment were performed under dry (open-air) conditions and at ambient pressure. Additional tests will be performed under dry (no crude oil), flooded (filled with crude oil), closed-in (not under pressure), and open (operating pressure) conditions during installation and commissioning to further assess design modifications prior to testing under commercial operating conditions. Assuming the system passes all tests performed during the start-up and commissioning process, demonstration test operations may begin as early as next week.

Our engineers have made several modifications to the design based on engineering efforts to improve quality control, electrical insulation, and overall system performance and reliability. Many of these modifications were designed to mitigate the electrical short experienced in prior tests as described in previous updates. Based on best information and analysis to date, we believe the modifications to the grid pack and blind flange assembly should improve the insulative properties and may resolve the short circuit issue. However, no assurances can be made that these design changes will resolve the electrical short issue, that the demonstration project will perform as expected, or that additional design modifications will not be required.

As noted in this and previous updates, COVID-19 has both directly and indirectly impacted our supply chain and our ability to obtain working capital. It remains unclear what continued impact COVID-19 may have on our ability to test at the demonstration project site. Based on our limited current capital resources, the Company will need to raise additional capital to fund continued operations and testing at the demonstration site. We can provide no assurances that such funding will be available to us, or that any such funding would be at acceptable terms.

With these cautions in mind, we are excited to be back out in the field. Our engineers have done amazing work under unique and challenging conditions to modify and prepare our equipment for this critical test cycle. We will continue to keep you posted on our progress with updates on this website.

May 22, 2020: Shareholder Update: Don Dickson, Interim CEO

Please read this and all website updates in context with the Cautionary Statement above.

AOT Demonstration Project InstallationDear Shareholders,

Since taking on the role of interim CEO on April 15th I have had the chance to roll up my sleeves and work with our exceptionally talented and dedicated management and engineering team. They are focused on taking decisive actions to transform the business, continuing to innovate and improve our product in new and diverse ways, and unlocking future growth opportunities. Our supply chain is working efficiently and after adjustments largely due to COVID-19 restrictions is on target to deliver upgraded AOT equipment to the demonstration site in early June.

Over the past few weeks, I have developed a much deeper understanding of our AOT technology, the many challenges our engineers have faced over its development cycle, and design changes that are being implemented in our latest configuration. You likely know from reading prior reports that our technology has had multiple issues with what appear to be short circuits developing when treating the crude oil transported through the pipeline at the demonstration site. In our most recent test, a short circuit developed when operated at pressure under typical commercial operating conditions. Our engineers traced the most likely cause of this short to the blind flange at the top of the AOT unit and are now in the final stage of implementing changes to this component designed to mitigate the effects of pipeline operating pressure. We have also taken this opportunity to implement relatively minor changes to the internal grid pack designed to improve system reliability and quality control.

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COVID-19 and other unforeseen circumstances could affect our schedule, but with only one week remaining in the month of May, I am confident in our timeline to restart testing in June and believe we are taking the right steps to move our business and testing forward.

I wish you all a fun, safe and healthy Memorial Day weekend, and look forward to updating you in June with activity at the demonstration site. As always, I recommend you read this Shareholder Update in context with previous updates on this website (qsenergy.com/updates) and SEC filings including our Form 10-K filed on March 31, 2020.

Best Regards,

Don Dickson

CEO, QS Energy

April 22, 2020: Demonstration project and COVID-19 update

Please read this and all website updates in context with the Cautionary Statement above.

Greetings from QS Energy. We hope you all have been able to stay home, stay safe and stay healthy.

Our demonstration project continues to move forward but testing at the site has been delayed largely due to effects of COVID-19 restrictions. Although our operations have not been directly impacted, one of our critical-path suppliers who is working on modifications to AOT demonstration project equipment experienced a slowdown as they reconfigured operations to accommodate remote engineering. Now that their operations have stabilized, they have finalized engineering work required to implement our team’s design modifications to the blind flange and electrical interconnect assembly as described in our March 20, 2020 website update and have provided us with a final production schedule. Based on this new schedule we are now targeting delivery of components in early June and hope to restart testing at the demonstration site before the end of June. This delay, brought on in part by COVID-19, is disappointing but we are excited to get back into the field and look forward to restarting AOT test operations.

COVID-19 continues to have sweeping impacts on the oil and gas markets. With supplies up and international tensions driving prices to all-time lows, the futures spot market experienced negative pricing for West Texas Intermediate crude (WTI; a shale deposit light crude) yesterday the first time in its history, leading to widespread speculation of financial turmoil in the oil and gas sector. With prices down and demand for storage exceeding capacity, light crude wells are being shut-in throughout the oil patch.

Heavy crudes, which represent QS Energy’s target market, are also experiencing historically low prices. It is interesting to note, however, the role transportation costs play in heavy crude pricing and profitability. As reported in a March 29, 2020 article by Robert Tuttle posted on OilWorld.com titled “Some Canadian crude costs more to ship than buy,” Western Canadian Select crude (WCS) has been trading at barrel prices “cheaper than a Starbucks venti-sized pumpkin spice latte.” At prices this low, the cost of transportation becomes a principal factor in profitability. A primary driver in the cost of transportation is the fact that heavy crude must be blended with condensate to reduce viscosity to the point the heavy crude can flow through a pipeline. This goes to the core value of our AOT technology. Our goal is to decrease transportation costs and increase producer and operator profit margins by reducing dependence on condensates/diluents and increasing effective pipeline capacity and flowrates.

As noted in our previous update, it remains unclear what continued impact COVID-19 may have on our supply chain, or on our ability to test on-site at the demonstration project, or on our ability to obtain additional working capital, the lack of which would adversely impact our ability to continue our demonstration project testing activities. That said, we remain confident in our strategy and plans to complete current modifications to the AOT demonstration unit and restart testing at the demonstration site. We will keep you posted on our progress with updates on this website.

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April 16, 2020: SEC Form 8-K filed

Please read this and all website updates in context with the Cautionary Statement above.

As reported in our SEC Form 8-K filed today (4/16/2020), Jason Lane voluntarily resigned as CEO of the company for personal reasons, effective April 15, 2020. Also effective April 15, 2020, Gary Buchler has voluntarily resigned from the Company’s Board of Directors after three years of service on the Board. Although Mr. Lane has stepped down from day-to-day management of the Company, he will continue to serve as a Chairman of the Company’s Board of Directors.

Don Dickson, a member of the Company’s Board of Directors, has been appointed interim CEO for a term of 90 days effective April 15, 2020. As a long-time member of the Company’s Board and an oil industry executive with years of pipeline operating experience, Mr. Dickson is highly qualified to guide QS Energy through this transition period. Mr. Dickson was appointed to the Company’s Board of Directors in August 2013 and currently serves as a member of the Company’s Audit Committee. Previously, Mr. Dickson served as Chief Executive Officer / President for Advanced Pipeline Services (APS). APS was established for the purpose of providing a full range of services to the oil and gas industry. Core business areas were in new construction of pipeline and facilities, horizontal directional drilling and pipeline integrity/rehabilitation. APS had operations and offices in both Texas, Eagleford and Permian Basin Fields. Prior to APS, Mr. Dickson worked for Kinder Morgan in their natural gas operations, retiring after twenty-nine years. During his time at Kinder Morgan he served in different engineering capacities including as Director on two major pipeline projects, the 42” (REX) Rockies Mountain Express through the state of Illinois, and the 42” (MEP) Midcontinent Express Pipeline through the state of Louisiana. He also was Director of Operations with Tetra Resources completing various onshore and offshore oil and gas wells and a Senior Engineer with Halliburton Services. After APS Mr. Dickson rejoined Kinder Morgan working Project Management on several major projects, NED in the Northeast part of the United States and Cortez Expansion CO2 line from southwest Colorado to Texas. Mr. Dickson has since retired from Kinder Morgan a second time and is currently working as a consultant and performing inspections in the oil and gas industry for different companies. Mr. Dickson earned his B.S. in Engineering from Oklahoma State University.

We would like to thank Mr. Buchler for his years of service with the Company and are excited to continue working with Mr. Dickson and Mr. Lane in their new executive roles.

March 20, 2020: Demonstration Project and COVID-19 Update

Please read this and all website updates in context with the Cautionary Statement above.

Progress continues on our efforts to restart testing at the AOT Demonstration Project site. As reported on March 4, 2020, the AOT demonstration equipment is currently nonoperational due to an electrical short which appears to develop when the AOT is powered up under normal pipeline operating conditions. Our engineers believe the electrical short is most likely developing in the electrical connection assembly built into the blind flange at the top of the pressure vessel, which is subject to pipeline pressure under commercial operations.

Over the past two weeks, our engineers designed modifications to the blind flange, electrical connections and related housing intended to minimize the effects of high pressure and likelihood of internal electrical short circuits. Concurrently, we shipped a blind flange with high voltage assembly from inventory to a shop with specialized equipment used to strip the flange of all electrical insulation materials. Once the stripping process is complete, castings will be made to complete the internal assembly. Our engineers believe this modification may solve the electrical short issue we have experienced in prior tests.

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While the blind flange assembly is being remanufactured, we have taken the opportunity to implement a number of relatively minor modifications to system configurations which had been planned for future units based on results of our engineering team’s reliability engineering work over the past two years. These modifications are designed to improve the reliability of internal electrical connections, increase the structural support of the internal grid pack, and maintain higher quality control over internal component positioning and alignment during vertical installation.

QS Energy is working to maintain normal operations during the current COVID-19 pandemic under social distancing and shelter-in-place guidelines as recommended or required by the CDC, federal, state and county government agencies. Over the past few years, the Company moved much of its operations to the cloud. Our employees can perform most vital functions remotely. As a result, most day-to-day operations have been minimally impacted by COVID-19.

It is unclear, however, what impact COVID-19 may have on our supply chain, or on our ability to operate on-site at the demonstration project. As of today, no suppliers related to the demonstration project have announced reduced operating capacity or advised us of delays related to COVID-19 restrictions, and we have not been made aware of any COVID-19 restrictions at the demonstration site that would impact our ability to restart our demonstration testing.

COVID-19 has had a significant negative financial impact across a wide spectrum of industries, both in terms of operations and our access to operating capital. As noted in previous updates, the Company’s ability to continue operations is, in part, dependent on our access to funding. A recent survey published by the National Association of Manufacturers reports that due to COVID-19, 35% of manufacturers surveyed anticipate supply chain disruptions, 53% anticipate changes to operations, and 78% anticipate a negative financial impact. With these facts in mind, no assurances can be made that COVID-19 will not affect our supply chain, lead to access or operating restrictions at the demonstration site, or impact our ability to fund continued operations.

Despite the potential for deep impacts of COVID-19, and subject to obtaining sufficient working capital, we intend to continue our strategy and plans to complete current modifications to the AOT demonstration unit and restart testing at the demonstration site. We will continue to post updates on the AOT demonstration project, and impacts, if any, due to COVID-19.

March 4, 2020: AOT Demonstration Project Update

Please read this and all website updates in context with the Cautionary Statement above.

Over the past few weeks, we have been working to resolve a continuing electrical issue with our AOT demonstration equipment. Although we have made progress and believe this technical issue can be resolved, the system continues to be non-operational under normal pipeline operating conditions.

As reported in previous updates, the AOT system has experienced shutdowns during the commissioning process. In December 2019, after installing a modified grid pack and new high-capacity power supply, the system shut down presenting with an electrical short which was determined to be due to damage to the system’s internal grid pack likely incurred during installation. After repairing and re-installing the modified grid pack in January 2020, the system shut down again during commissioning presenting with error conditions similar to the December 2019 failure. At that time, based on external inspections and on-site testing, our engineers suspected the grid pack had again been damaged during re-installation and that such suspected damage was the most likely cause of the electrical short circuit. As reported in our January 24, 2020 web page update, it was determined at that time the best course of action would be to remove the modified grid pack and re-install the original grid pack which had previously been installed multiple times without sustaining damage, and perform a detailed inspection of the modified grid pack in an effort to determine the cause of the electrical short circuit.

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Executing this plan, our team removed the modified grid pack and re-installed the original grid pack assembly in the AOT. After removal, our engineers performed a detailed inspection of the modified grid pack. Inconsistent with our expectations, no damage to the modified grid pack was found during this inspection, leaving the cause of the most recent electrical short circuit undiagnosed.

Over the past few weeks, we have tested and attempted to operate the AOT under a variety of conditions. We have been able to bring the system up to high voltage under static “shut-in” conditions; however, the system continues to shut down due to an electrical short circuit when operated under pressure. In simple terms, this means we can flood the system with crude oil, shut-in the system by closing the intake and outtake valves isolating the system from the pipeline’s operating pressure, and power up the system in excess of 10,000 volts. Once the valves are opened and the system is subjected to the pipeline’s operating pressure, the system develops an electrical short circuit and shuts down.

As the presence of high pressure appears to trigger the short circuit, it is unlikely the fault is in the grid pack assembly as this component is fully submerged in crude oil and is generally subjected to equal pressure on all components. The electrical short is more likely developing in the electrical connection assembly built into the flange at the top of the pressure vessel, which is subjected to high pressure under normal operating conditions. Unfortunately, this electrical connection assembly cannot be inspected without destroying the assembly itself. Instead, our engineers have developed a plan to replace the installed electrical connection assembly with an assembly from inventory which we plan to rebuild prior to installation.

As part of an ongoing reliability-engineering effort, our engineers had been working on incremental modifications to improve electrical isolation within the electrical connection assembly. These previously developed plans have allowed us to move quickly with vendors and present an expedited plan to the pipeline operator. We are in the process of finalizing the timelines and budget for this plan based on vendor backlog for each of the tasks. Based on current estimates, this process may take approximately six weeks. This schedule may vary depending on vendor backlogs and other factors which may be out of our control.

Our engineers have presented our plan to rebuild and the electrical connection assembly to pipeline management. Pipeline management has expressed frustration and concern over the continued delays and current status of the demonstration project. Last week, our CEO, Jason Lane, met with pipeline management to express our total commitment to this project and discuss plans, schedules and next steps. We heard back from pipeline management this week requesting confirmation of timelines and budget to ensure all parties are clear on plans to move forward.

The Company’s ability to continue operations at the demonstration site is dependent upon continued support of pipeline management and our ability to fund continued operations. We can provide no assurances pipeline management will continue to support ongoing work at the demonstration site, or that our plan to rebuild and test the electrical connection assembly will be successful. Because of our inability to fully diagnose the cause of our current electrical problems, we can provide no assurances that we will not face other operational issues after completing a full diagnosis and evaluation of our technology. As disclosed in our SEC filings, we have not yet been able to generate revenue from operations, and Company expenses to date have been funded through the sale of shares of common stock and convertible debt, as well as proceeds from the exercise of stock purchase warrants and options. We will need to raise substantial additional capital through 2020, and beyond, to fund continued work at the demonstration site along with Company operating and capital expenses. We can provide no assurances that additional capital will be available to us, or if it is, that such additional capital will be offered at acceptable terms.

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January 24, 2020: AOT Demonstration Project Update

Please read this and all website updates in context with the Cautionary Statement above.

We have had a setback in the recent testing of our AOT demonstration project. As you may recall, re-installation of our modified AOT grid pack (see our December 9, 2019 press release regarding AOT grid pack modifications) was completed the second week of January as reported in our January 9, 2020 web page update below. Due to severe weather forecast at the demonstration site, commissioning was postponed until the following week. On January 16th, during our final commissioning sequence, the equipment presented with an error condition indicating what appears to be an electrical short circuit. After a system review and analysis of data collected during the installation and commissioning process, our engineers have determined the most likely cause of the electrical short circuit is a mechanical failure in the modified AOT grid pack which may have been damaged during the installation and commissioning process. It should be noted that despite the apparent electrical short circuit, tests performed during commissioning indicate the new high-capacity power supply is operating as designed.

Our engineers have prepared a plan to remove, test and visually inspect all components of the modified AOT grid pack. Subject to weather and resource availability (i.e. manpower, crane, etc.), we will use best efforts to remove, test and inspect of the modified AOT grid pack next week. In parallel, we plan to inspect and test the original AOT grid pack (shown in the attached image) which is currently being stored at the demonstration site and should be available for operation subject to inspection and test results.

We believe the best course of action may be to run our next full system test utilizing the original AOT grid pack as this grid pack has been successfully installed without incurring damage and has operated at normal pipeline flow rates under limited test conditions as described in our September 13, 2019 press release. Data collected in these limited tests indicate the original AOT grid pack powered by the new high-capacity power supply could provide significant flow rate improvement.

We will re-assess our demonstration project test plan after completion of the inspection, investigation, and testing procedures described above, but, as you know, we can provide no assurances about the outcome of our investigative and re-assessment efforts. We will continue, as always, to provide progress, plan and schedule updates on this web page.

January 9, 2020: AOT Demonstration Project Update

Please read this and all website updates in context with the Cautionary Statement above.

Reconfiguration and repairs to the AOT grid pack are complete, our engineering team is onsite, weather at the demonstration site is clear and re-installation of the reconfigured/repaired AOT grid pack has begun. Re-installation should be completed this afternoon. Due to extreme weather forecast across the Southern United States over the next few days, final commissioning of the AOT equipment will likely be completed next week. Subject to successful commissioning, AOT demonstration test operations will begin shortly thereafter.

January 3, 2020: AOT Demonstration Project Update

Please read this and all website updates in context with the Cautionary Statement above.

This is a short update on work currently being performed on the AOT demonstration equipment. For full context, please see the December 31, 2019 and December 6, 2019 updates below.

As reported earlier this week, the internal grid pack of the AOT demonstration unit was recently shipped to a local shop for minor reconfiguration changes and repairs. All parts and supplies were delivered to the shop yesterday (1/2/2020). Work was completed this afternoon (1/3/2020) supervised by our engineering team. Quality assurance and system component testing was initiated this afternoon and should be completed early next week. Assuming successful component testing, the AOT grid pack should be ready for re-installation by the middle of next week.

Our engineers will be onsite next week to oversee transportation and re-installation of the AOT grid pack. Subject to weather constraints (work cannot be performed under certain conditions including lightning, high wind or rain), the AOT grid pack is scheduled to be re-installed on Thursday of next week (1/9/2020) with onsite testing to begin shortly thereafter.

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